UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2011
UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Federal Street, Youngstown, Ohio	44503-1203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Incentive Plan
On April 28, 2011, the Compensation Committee and the Board of Directors of United Community Financial Corp. (“UCFC”) approved the 2011 Executive Incentive Plan (the “EIP”). The following description of the EIP is qualified in its entirety by reference to the complete terms of the EIP, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
The EIP provides incentive compensation awards to certain named executive officers (the "Named Executive Officers" as defined in the proxy statement filed on March 25, 2011) of UCFC and UCFC’s wholly owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”). Executive incentive awards are based upon the actual performance of UCFC for the 12 months ending September 30 compared to the actual performance of a peer group during the same 12 month period.
For 2011, the target and maximum incentive awards, respectively, measured as a percentage of base salary, for the Named Executive Officers are as follows: Patrick W. Bevack—50%, 100%; and James R. Reske and Gregory G. Krontiris—40%, 80%. Once the award under the EIP is calculated, it is paid 60% in cash and 40% in restricted stock or stock options. The restricted stock or stock option awards will be awarded under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan (the “2007 Plan”) and vest equally over three years, beginning on the first anniversary of the award.
The calculation of the incentive awards under the EIP is determined by where UCFC’s actual performance falls in comparison to the peer group for five of six weighted performance measures. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The sixth performance measure, performance against budgeted net income, is intrinsic to UCFC. The threshold levels achieved are used to determine the bonus percentage for that performance measure based upon the executive officer’s position. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for UCFC’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.
The EIP further provides that a participant in the EIP must be employed with UCFC on the date the award is made; otherwise, the participant is not entitled to any award. The Board of Directors of UCFC maintains discretion to amend, modify, terminate or otherwise adjust the EIP as necessary.
Stay Bonus and Retention Plan
On April 28, 2011, the UCFC Compensation Committee (the “Committee”) and the Boards of Directors (collectively, the “Board”) of UCFC and Home Savings adopted the Stay Bonus and Retention Plan (the “Retention Plan”) for the purpose of recruiting and retaining qualified officers and employees. The following description of the Retention Plan is qualified in its entirety by reference to the complete terms of the Retention Plan, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.
The officers and employees recommended for participation by the Committee must be approved by at least a majority of the independent members of the Board. As of the effective date of the Retention Plan, the following Named Executive Officers are participants in the Retention Plan: Patrick W. Bevack, James R. Reske, and Gregory G. Krontiris. The list of participants may be amended from time to time by the Board and the Committee in their sole and absolute discretion. Each participant must be actively employed by UCFC or Home Savings at the time any award is paid or granted.
Each eligible participant will receive a cash award of $1,000 on the first regular pay date occurring in January 2012, subject to all applicable Federal, state and local payroll taxes. If the Board of Home Savings receives official notice that Home Savings’ Order to Cease and Desist, which became effective in August 2008 (the “Order”), has been terminated, each eligible participant will be paid a cash award (50% of total award) and granted an equity award (50% of total award). Equity awards will be granted in the form of restricted shares issued under the 2007 Plan. The total award upon termination of the Order is based upon a specified percentage of each participant’s base salary, which percentage is determined by the Board and may be amended from time to time by the Board and the Committee in their sole and absolute discretion. The specified percentage for the Named Executive Officers, as of the effective date of the Retention Plan, is: Patrick W. Bevack and James R. Reske—60%; Gregory G. Krontiris—40%.

In the event that a participant’s employment is terminated for cause prior to the date upon which a cash award is actually paid to the participant or the participant’s equity award has vested, the participant forfeits all his or her rights, title or interest in any such cash or equity award, and the participant shall not be entitled to receive all or any part of the cash or equity award.
Subject to any limitations contained in the 2007 Plan, the Board may, at any time and from time to time, amend, modify or suspend the Retention Plan and all rules and guidelines under the Retention Plan; provided, however, that no such amendment, modification, suspension or termination shall impair or adversely alter any cash award or equity award previously granted under the Retention Plan without the consent of the affected participant.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	2011 Executive Incentive Plan
10.2	Stay Bonus and Retention Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ Jude J. Nohra
Jude J. Nohra, General Counsel & Secretary
Date: May 4, 2011

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